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
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

                             OHIO EDISON COMPANY
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

[GRAPHIC]

CORPORATE PROFILE

Ohio Edison is headquartered in Akron, Ohio and its subsidiary, Pennsylvania Power Company, is based in New Castle, Pennsylvania. We provide electric service to more than one million customers within 9,000 square miles of central and northeastern Ohio and western Pennsylvania. Our proposed merger with Centerior Energy Corporation -- holding company of The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company -- would create a new enterprise called FirstEnergy Corp. Headquartered in Akron. FirstEnergy would serve 2.1 million customers throughout a 13,200-square-mile area northern and central Ohio and western Pennsylvania.

ABOUT OUR REPORT

This report focuses on our efforts to grow our business in the future by achieving profitable sales, building strategic alliances, promoting continuous improvement, and exploring new ventures.


THE YEAR AT A GLANCE
--------------------------------------------------------------------------------

- Achieved common stock earnings of $2.10 per share -- an increase of 5 cents per share over 1995's result

-    Produced fourth consecutive year of record retail sales, which increased
     3.2 percent to reach new market of 27.2 billion kilowatt-hours

- Added 12,223 new customers, including 2,139 industrial and commercial businesses

- Announced agreement to merge with Centerior Energy under new holding company called FirstEnergy Corp.

- Received Public Utilities Commission of Ohio (PUCO) approval of FirstEnergy's Rate Reduction and Economic Development Plan for customers of CEI and Toledo Edison

- Formed an alliance with three other utilities -- Allegheny Power, Virginia Power and Centerior -- to operate a regional transmission system

- Received Pennsylvania Public Utility Commission approval of Penn Power's plan to freeze electric rates until at least June 20, 2006

-    Restructured Ohio Edison's five operating divisions into three regions

HIGHLIGHTS                                   1996                1995
----------                                   ----                ----

Operating Performance
Kilowatt-Hour Sales (Millions)                34,262             33,276
Average Annual Residential kWh Usage           8,861              8,787
Cost Of Fuel Per Million Btu                   $1.13              $1.18
Customers Served                           1,107,895          1,095,672
Number Of Employees                            4,273              4,812
Customers Per Employee                           259                228

Financial Performance
Operating Revenues                      $2,469,785,000   $2,465,846,000
Cash Provided From Operations             $760,317,000     $753,214,000
Earnings Per Common Share                        $2.10            $2.05
Dividends Per Common Share                       $1.50            $1.50
Book Value Per Common Share                     $17.35           $16.73
Dividend Payout Ratio                               71%              73%


[GRAPHIC]

                                               (NUMBER OF
                                              CUSTOMERS SERVED
(DOLLARS)                 (BILLIONS)           PER EMPLOYEE)

94   1.97                 94   30.9             94   210
95   2.05                 95   33.3             95   220
96   2.10                 96   34.3             96   259
EARNINGS PER SHARE        KILOWATT-HOUR       EMPLOYEE PRODUCTIVITY
                          SALES

MESSAGE TO SHAREHOLDERS
--------------------------------------------------------------------------------

1996 was a landmark year for your Company -- highlighted by our agreement to merge with Centerior Energy under a new enterprise called FirstEnergy Corp.

We're confident that the merger will provide significant benefits to all of our stakeholders:

- SHAREHOLDERS would own a larger, stronger company with greater prospects for dividend and earnings growth.

- CUSTOMERS would benefit as the best strategies and resources of our companies are combined in ways that will help us offer better service at lower prices.

- EMPLOYEES would have more opportunities working for a company that will be better positioned to compete and succeed in tomorrow's energy market.

The merger would enable us to grow our business in ways that we could not achieve on our own. FirstEnergy would become the nation's 11th largest utility based on total electric sales -- doubling our customers, revenues and cash flow. We expect savings of $1 billion over ten years to result from new efficiencies throughout our shared operations. And our financial position should continue to improve as we deliver on our commitment to cut debt by 40 percent through the year 2000.

Much work remains before we can begin to realize the many benefits associated with the merger. Along with approval by Ohio Edison and Centerior shareholders, our merger is being reviewed by several federal and state regulatory agencies. We're working to complete the merger by the end of 1997.

We took an important step toward that goal in January of this year when the PUCO approved FirstEnergy's Rate Reduction and Economic Development Plan for customers of CEI and Toledo Edison. Similar to Ohio Edison's rate plan, it will enable us to reduce, and eventually eliminate, an additional $2 billion in costs that could pose a significant challenge to our business in a more competitive environment. The plan provides customers of CEI and Toledo Edison with reductions in base rates totaling $400 million over the next eight years, including an average reduction of 15 percent for all customers in 2006. It also offers more than $100 million in economic development and energy efficiency support for the companies' business and residential customers.

Continuous Improvement

As we move forward with the merger, we're working hard to promote positive change that will help ensure our future success. Right now, teams of employees working on the merger transition are identifying the best practices at both companies that will help us achieve the ambitious, but reachable, financial goals we've set for ourselves through the merger.

One of Ohio Edison's key strengths is our commitment to continuous improvement. It's more than a slogan -- it's how we do business. Our progress can be measured by the savings we've achieved in recent years in virtually every area of our operations.

Last year was no exception:

- We reduced operation and maintenance expenses by $77 million from 1995 and achieved a $50-million reduction in capital spending.

- We lowered annual expenses by more than $35 million through the refinancing or redemption of $780 million in securities.

- We're also saving $10 million annually through the restructuring of our field operations into three regions.

Along with record retail sales of 27.2 billion kilowatt-hours, these savings helped us achieve earnings of $2.10 per share of common stock, an increase of 5 cents per share over 1995's results. Earnings results included the effects of increased amortization and depreciation of facilities -- totaling $178 million for the year -- under our rate reduction and rate freeze plans in Ohio and Pennsylvania.

We expect earnings and cash flow growth beginning in the first year of the merger as we realize new efficiencies throughout our shared operations. At the same time, we're studying key areas of our business -- such as energy sales and service, power supply and fuel service -- to identify growth opportunities that will produce significant profits and enhance shareholder value over the long term.

This report describes major achievements that underscore our determination to become a top performer in tomorrow's energy business. We believe the merger offers us the best opportunity to realize this vision in the years ahead.

--------------------------------------------------------------------------------

Future Challenges

Certainly, we'll need our best efforts to succeed in the future. As a result of state legislation passed in 1996, Pennsylvania is implementing its plan to enable retail electric customers to purchase electricity from any supplier -- a concept known as retail wheeling. In Ohio, the General Assembly has formed a 12-member, bipartisan committee to study electric utility deregulation. In addition, a number of related bills are being considered at the federal level.

As new proposals are debated, we will remain a strong advocate for our shareholders and customers. For example, we are urging lawmakers to provide fair compensation for utility investments in power plants, transmission lines, substations and other facilities that ensure reliable electric service for all customers. These investments have been deemed prudent by regulators under existing rules and should not become stranded as our industry moves forward. We also believe that a truly competitive market should give every supplier a fair opportunity to compete for customers. To do this, lawmakers and regulators would have to ensure that all energy providers are treated equally with respect to taxes, payment-assistance programs, environmental requirements and other utility-related costs.

Likewise, industry changes should benefit all customers -- not just a privileged few. Unfortunately, most proposals we've seen are simply designed to shift fixed costs from large electricity users to small business and residential customers.

We will continue to share our concerns about proposals that hold greater risk than reward for our shareholders and customers. Meanwhile, we are moving forward with bold strategies that will help us meet the challenges that lie ahead, whatever the future brings.

We've already made significant progress through our ongoing efforts to cut costs, improve our efficiency and generate new revenue. This progress is a tribute to the hard work of our employees -- and their dedicated efforts and innovative spirit will help make our Company a strong competitor in the years ahead.

With your approval, we will take our performance to a new level as FirstEnergy -- a company with greater resources and opportunities to enhance the value of your investment.

                                            [PHOTO]

                          H. PETER BURG                WILLARD R. HOLLAND
                          President,                   Chairman and
                          Chief Operating Officer      Chief Executive Officer
                          and Chief Financial Officer

                          February 28, 1997

AS INNOVATIVE PRODUCTS SUCH AS THIS          [PHOTO]
COMPACT DISC PLAYER ILLUSTRATE, OUR
CUSTOMERS ARE MAKING MORE LIFESTYLE
CHOICES THAT RELY ON ELECTRICITY.


PROFITABLE SALES
--------------------------------------------------------------------------------


As the major events of 1996 illustrate, we're pursuing every opportunity to grow and thrive in our rapidly changing industry. One of the best ways we can secure our future success is by increasing profitable sales.

Our marketing strategies recognize that long-standing relationships with customers are vital to our success: By helping customers grow, we will grow our business. Toward that end, we're continuing to develop products and services that provide added value to customers.

For residential customers, greater value can mean more responsive service that exceeds their expectations. Large manufacturers may find value in electrotechnologies -- such as infrared dryers or robotics -- that can help them save energy and improve their productivity. And small businesses value the kind of energy-related expertise that can give them a competitive advantage in a new, emerging market.

We introduced several new programs in 1996 that should serve both our customers and our Company well in the years ahead:

- Polymer companies are among the fastest growing, and most energy-intensive, businesses we serve. To help them succeed in a highly competitive, global marketplace, we developed the Polymer Growth Fund -- a source of capital for investments in energy-saving electrotechnologies such as high-efficiency injection mold machines and motors. We're setting aside up to ten percent of the monthly electric payments from participating polymer companies to create the fund, which they can use to help improve the efficiency of their operations.

- Through a state-funded program called SchoolNet, thousands of Ohio schools are beginning to install new technologies that include voice, video and data communications and Internet access. We're a partner in this effort through our PowerNet program, which offers these schools total project management -- from


[GRAPHIC]

  (PERCENT)

94       8.17
95       8.00
96       7.75

AVERAGE INTEREST
   ON DEBT

                                             THIS NEW HOME IS ONE OF HUNDREDS
                  [PHOTO] THROUGHOUT OUR SERVICE AREA THAT OFFER TOTAL COMFORT THROUGH HIGHLY EFFICIENT GEOTHERMAL HEATING,
                                             COOLING AND WATER-HEATING SYSTEMS.

--------------------------------------------------------------------------------

the installation of wiring and fiber optics to maintenance, consulting and other support services. In the future, the program will be extended to businesses that need help installing and managing new technologies.

- Lighting costs can become a major factor as companies grow or facilities begin to age. Our response is the Lighting Program, which offers energy audits and installation and maintenance services for high-efficiency lighting to customers such as larger retailers, governmental facilities and universities. Through this "one-stop shopping" approach, customers benefit from lower overall energy costs while relying on us for the total management of their lighting systems.

We're also developing new bill payment programs that offer greater convenience to business and residential customers, as well as providing financing programs, project management support, consulting services for the installation of new electrotechnologies, and many other programs that benefit business and residential customers.

These programs reflect our Customer Value Improvement Promise to deliver superior value to our customers -- beyond what they expect.

All of our sales efforts are supported by our commitment to provide customers with decreases in base rates totaling approximately $600 million though 2005, including a reduction that will average 20 percent for all customers in 2006. A similar program is in place at the operating companies of Centerior, our partner in the FirstEnergy merger. Approved by the PUCO in January 1997, FirstEnergy's Rate Reduction and Economic Development Plan will provide interim rate reductions after the merger becomes effective. Beginning in 2006, base rates for all customers of CEI and Toledo Edison will be reduced by approximately 15 percent from current levels.

These efforts will make our companies more competitive while supporting our goals for future growth.



[GRAPHIC]

  (DOLLARS)

94   16.15
95   16.73
96   17.35

  BOOK VALUE
  PER SHARE

WE'RE CREATING NEW REVENUE
OPPORTUNITIES BY OFFERING                    [PHOTO]
FIBER-OPTIC LINKS TO SCHOOLS AND
BUSINESSES THROUGHOUT OUR SERVICE
AREA.


STRATEGIC ALLIANCES
--------------------------------------------------------------------------------



We're continuing to build strategic alliances -- both within our industry and with the communities we serve -- that are positioning our Company for future success.

The most obvious example is our proposed merger with Centerior Energy. The merger will combine our resources and the expertise of our employees to create a larger, stronger company -- nearly doubling our customer base, revenues and cash flow. FirstEnergy is expected to achieve earnings and cash flow growth beginning in the first year of the merger and is committed to cut debt by 40 percent through the year 2000, which will add greater value to shareholder investments over the long term. In fact, the rate plans already in place for Ohio Edison, Penn Power and Centerior will enable FirstEnergy to reduce customer rates by $1 billion and our costs of nuclear investments and regulatory assets by an additional $4.3 billion through 2005.

We're pursuing other alliances that represent the best interests of our shareholders, customers and employees. In 1996, we reached an agreement with three midwestern and eastern electric systems -- Allegheny Power, Virginia Power and Centerior -- to operate a regional transmission system. The transmission alliance is designed to better coordinate the bulk flow of electricity among utilities. It also will keep the control and ownership of transmission facilities at the local level, where there is greater awareness of conditions that affect system reliability and efficiency. The Southern Company and Ontario Hydro will join the alliance for a two-year test scheduled to begin in April 1997.

We're also looking outside our industry to develop stronger alliances with the communities we serve. Over the years, we've worked hard to earn the goodwill of our customers and communities. Much of this goodwill comes from providing an essential service, reliably and responsively. But we've also shown a willingness to move beyond this core mission in ways that help improve our region's quality of life -- from part-



[GRAPHIC]

  ($ MILLIONS)

94   25.9
95   19.6
96   14.5

    CAPITAL
  EXPENDITURES

--------------------------------------------------------------------------------

nerships with local employers and governments that attract new jobs and investments, to the financial and volunteer support that employees offer charitable agencies and community-based services.

Business, governmental and residential customers throughout our service area benefit from the $87 million in loans and grants we've committed through our rate and economic development plans at Ohio Edison and Penn Power -- funds that help customers improve the efficiency of their energy use or the productivity of their operations.

Based on the success of these efforts, we're offering a similar program through FirstEnergy's rate reduction plan for customers of CEI and Toledo Edison -- a $75-million economic development loan/lease program to help business and governmental customers enhance their productivity and energy efficiency. The plan also includes a residential program that would make available up to $30 million in loans, leases or grants to help residential customers use electricity more efficiently.

As part of our rate plan, Ohio Edison's Community Partners Program is targeting approximately $5 million over the next several years for projects that encourage the wise use of electricity while providing vital support to residential customers on low incomes and the agencies that serve them. One effort brought teenage volunteers to the Youngstown area to weatherize homes. Through another, we improved the energy efficiency of shelters for the homeless and transitional homes for abused women and children.

Other programs that help us maintain strong relationships with customers and local communities include CrimeWatch, in which our employees use their radio-equipped vehicles to assist local law enforcement officials; Gatekeeper, which trains employees to identify elderly citizens who may need special assistance; and Project Reach, which provides one-time financial help to low-income and unemployed customers who have exhausted aid from other sources to pay energy bills.

Whether we're meeting the energy needs of a major employer or supporting local charities, we will continue making every effort to help our communities grow and thrive in the years ahead -- which, in turn, will help ensure our Company's future success.



                                             WE'RE WORKING CLOSELY WITH
[PHOTO] BUSINESSES SUCH AS ABBOTT LABS, A POLYMER COMPANY IN ASHLAND, OHIO, TO HELP INCREASE THEIR PRODUCTIVITY AND ENERGY EFFICIENCY.

CONTINUOUS IMPROVEMENT
--------------------------------------------------------------------------------


In any industry, the top performers share a dedication to continuous improvement. That's why we've made this characteristic an essential part of our efforts to become the best-performing energy service company in our region. Employees are meeting this challenge by bringing a spirit of cooperation and innovation -- as well as a wide range of new technologies -- to the workplace.

Continuous improvement involves a commitment to positive change -- and a willingness to move beyond outmoded work practices to come up with more effective ways to get the job done.

This commitment is reflected in our efforts to implement Value Based Management
(VBM), which is designed to maximize shareholder value by promoting accountability and a better understanding of the true and full costs of doing business. VBM will help us direct our resources -- both employees and capital -- to areas that offer the best opportunities for success in a more competitive environment. Pilot programs involving our Information Systems Department and the
W. H. Sammis Plant were completed in 1996, and we're now beginning to apply VBM principles to all areas of our Company.

Continuous improvement also is the guiding force behind our new Work Management System, a computerized process that prioritizes, schedules and tracks projects such as new service installations and maintenance work. The system was developed using input from a cross-functional team of employees -- including line supervisors, foremen and engineers -- looking for a better way to organize work and schedule crews. Work Management brings these functions together, ensuring more efficient coordination of construction and maintenance projects through technologies such as Customer Request Work Scheduling (CREWS), which serves as the central repository for all work requests, and Automated Mapping and Facilities Management (AM/FM), which pinpoints the location of streets, addresses, poles and major facilities. As we implement




                                             CROSS-FUNCTIONAL TEAMS OF EMPLOYEES
[PHOTO] PLAYED A KEY ROLE IN DEVELOPING CREWS, WHICH ENSURES MORE EFFICIENT COORDINATION OF CONSTRUCTION AND MAINTENANCE PROJECTS.

                                    [PHOTO]

-------------------------------------------- OUR CUSTOMER SERVICE
                                             REPRESENTATIVES ARE COMMITTED TO
                                             PROVIDING CUSTOMERS WITH SUPERIOR
                                             SERVICE -- BEYOND WHAT THEY EXPECT.


Work Management throughout our operations, the system will become a fundamental, day-to-day tool that employees can use to provide more responsive services to customers.

Throughout our organization, teams of employees are developing cooperative efforts that can help us reduce costs and enhance our productivity. Last fall, employees from several power plants joined together to more efficiently complete work during a planned outage at our New Castle Plant. All employees were trained in various skill areas such as yard, operations, maintenance and electrical -- using this approach to successfully make repairs and improvements that increased the efficiency and reliability of the plant.

Other cross-functional teams have been created as part of our merger transition process, looking at ways to share our employees' skills and the best practices of Ohio Edison and Centerior. Focusing on areas ranging from human resources to generating assets, these teams will recommend the operating strategies and identify the synergies from combining our operations that will produce significant cost savings and enhance cash flow for our debt-reduction program.

In fact, we expect savings in excess of $1 billion over ten years from new efficiencies throughout our shared operations. We've also set an aggressive goal of reducing debt by at least $2.5 billion through the year 2000, which will lower our combined, annual interest costs nearly $240 million by 2001.

Through these and other efforts, we will continue to maintain a culture of positive change, which will help ensure our competitive edge in the industry of the future.

[GRAPHIC]

    ($ MILLIONS)

94   11.3
95   19.7
96   39.9

     ANNUALIZED
  PRE-TAX CASH FLOW
        FROM
STRATEGIC INITIATIVES

OUR COOPERATIVE EFFORT WITH THE
NATIONAL GYPSUM COMPANY WILL                 [PHOTO]
TRANSFORM SCRUBBER COPRODUCT FROM
OUR BRUCE MANSFIELD PLANT INTO
WALLBOARD.


NEW VENTURES
--------------------------------------------------------------------------------


Beyond the immediate growth we plan to achieve through the merger, we're studying five key areas of our business that offer the greatest potential for profitable growth in the years ahead. Our goal is to provide competitively priced, high-quality products and value-added services in the areas of energy sales and service; energy delivery; power supply; fuel service; and an expanding range of regulated and non-regulated supplemental services related to our core business. All of these business activities will be aggressively pursued both inside and outside our service area.

Our subsidiary, OES Ventures, Inc., is involved in two new businesses that will transform materials from our Bruce Mansfield Plant's environmental system into quality products.

In early 1998, the National Gypsum Company is expected to start construction of a state-of-the-art facility near the Mansfield Plant that will feature one of the largest wallboard production lines in the world. Gypsum for the wallboard will be purchased from Penn Power, which will produce the gypsum from recycled scrubber coproduct, using an innovative oxidation process developed by Ohio Edison and Dravo Lime Company. When the facility reaches full production, we will work with National Gypsum to produce and recycle some 450,000 tons of gypsum annually into a product with steady demand in the U.S. and Canada. While creating some 150 jobs, the facility will greatly extend the life of the Mansfield Plant's waste disposal system.

Another project located near the Mansfield Plant brings together OES Ventures and United Kingdom-based BPB plc as equal partners in a new company called Eastroc. The project will demonstrate and commercialize a new technology that will recycle calcium sulfite -- a coproduct of the Mansfield Plant's Unit 3 emission control system -- into a high-quality alpha plaster that can be used for a variety of applications, including building materials, ceramics, medical/dental and giftware products. Eastroc is building a 10,000-square-foot facility near the plant that is expected to be completed in late 1997, with full production scheduled for mid-1998. While creating a

                                    [PHOTO]



-------------------------------------------  OES VENTURES IS A PARTNER IN
                                             EASTROC, WHICH WILL RECYCLE A
                                             COPRODUCT OF THE MANSFIELD PLANT'S
                                             EMISSION CONTROL SYSTEM INTO
                                             HIGH-QUALITY ALPHA PLASTER.


beneficial use for power plant coproducts, the facility will provide us with new revenue through the sale of alpha plaster.

To meet the needs of a changing energy market, we're studying the benefits of partnering with other companies to repower some of our generating units. The first project being studied is a joint venture with the National Power Company, a San Mateo, California-based independent power producer. If the project is deemed feasible and profitable, Ohio Edison and National Power will jointly repower, operate and maintain units 1, 2 and 3 at the R. E. Burger Plant, using fluidized bed boilers that could cleanly and efficiently burn low-cost fuels such as petroleum coke and waste coals. Power from the units would be sold off-system, with Ohio Edison receiving a portion of the revenue from those sales.

As we pursue revenue growth in these and other areas, we're continuing to build on our leadership role in turning waste products into energy. For example, we're burning a variety of used oils in high-temperature boilers at several of our power plants -- a process that reduces fuel costs and plant emissions while helping eliminate the need for used-oil disposal. According to some estimates, more than 1.4 billion gallons of used oil are generated every year in the U.S., and only 57 percent are recycled. We hope to increase this percentage by offering our expertise to other commercial and industrial customers that share our commitment to environmentally sound methods of production.

[GRAPH]

($ BILLIONS)

94   3.17
95   2.79
96   2.71

LONG-TERM DEBT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

    Our companies continued to make significant progress during 1996 in preparing for a more competitive environment in the electric utility industry. For the second straight year, we achieved record operating revenues. The higher revenues, combined with our aggressive cost control efforts, raised earnings on common stock to $2.10 per share in 1996 compared with $2.05 last year. The 1996 results reflect accelerated depreciation and amortization of nuclear and regulatory assets totaling approximately $178 million under the Company's Rate Reduction and Economic Development Plan and Penn Power's Rate Stability and Economic Development Plan. The 1995 results compared favorably to earnings of $1.97 per share in 1994.

    Our ongoing commitment to cost control continues to produce good results. Operation and maintenance expenses decreased 6.4% in 1996. A review of the work we do was an integral part of the Performance Initiatives program that began in 1993 and continues as a part of our Corporate Strategy program. Efficiencies continue to be identified that have resulted in further opportunities for restructuring. In 1996, we reduced our work force by 539 employees, mostly from restructuring activities in our regions and our generation group. We expect these actions to result in annual savings of approximately $32 million. Also, using economic value added-based justification for capital spending contributed to a $118 million reduction in our construction expenditures in 1996, compared to our base year of 1993.

    For the fourth consecutive year, we achieved record retail sales. The following table summarizes the sources of changes in operating revenues for 1996 and 1995 as compared to the previous year:

                                           1996        1995
-------------------------------------------------------------------
                                             (In millions)
Increased retail kilowatt-hour sales      $ 58.1     $105.1
Reduced average retail electricity price   (46.1)     (23.3)
Sales to utilities                          (4.5)      16.6
Other                                       (3.6)      (0.7)
-------------------------------------------------------------------

Net Increase                               $ 3.9     $ 97.7
===================================================================

    An improving local economy helped us achieve record retail sales of 27.2 billion kilowatt-hours. Our customer base continues to grow with more than 12,200 new retail customers added in 1996, after gaining approximately 12,300 customers the previous year. Residential sales increased 1.8% in 1996, following a 4.2% gain the previous year. Commercial sales rose 1.3% and 3.9% in 1996 and 1995, respectively. Increases of 5.5% and 6.8% in industrial sales during 1996 and 1995, respectively, were favorably affected by the resumption of operations by two major customers in the second half of 1995. Excluding sales to these customers, industrial sales were 2.6% higher in 1996 than last year's level, which increased 3.8% over 1994. Sales to other utilities were up 2.7% in 1996, following an 18.2% increase the previous year. As a result of the above factors, total kilowatt-hour sales rose 3.0%, compared with sales in 1995, which were up 7.5% from 1994.

    Nuclear operating costs dropped 14.5% in 1996 due principally to lower refueling outage cost levels. During 1995, our nuclear expenses fell 4.9% compared with the previous year--nuclear expenses were higher in 1994 mainly due to corrective maintenance work at the Perry Plant. The decrease in other operating costs in 1996 reflects lower maintenance costs at our fossil-fuel generating units. Expenses associated with scheduled maintenance outages at those generating units contributed to a 4.6% increase in other operating costs during 1995, compared with the previous year. As a result of those outages, we purchased more power in 1995, which resulted in the increase in fuel and purchased power costs, compared to 1994.

    Higher depreciation charges in 1996 and 1995 resulted primarily from $144 million and $27 million, respectively, of accelerated nuclear depreciation recognized under the regulatory plans referred to above. A higher level of depreciable utility plant and an increase in nuclear decommissioning costs also contributed to the 1995 increase, compared with the previous year. The comparative changes in the amortization of net regulatory assets were due to increased recovery levels in 1996 under our regulatory plans and the discontinuation of deferral accounting for postretirement benefits in the second half of 1995.

    The increase in other income is principally due to higher investment income in 1996--primarily through our PNBV Capital Trust investment, which was effective in the third quarter of 1996. Overall, interest costs were lower in 1996 than in 1995. Interest on long-term debt decreased due to our economic refinancings and redemption of higher-cost debt. Other interest expense increased compared to last year due mainly to higher levels of short-term borrowing. We also discontinued deferring nuclear unit interest in the second half of 1995, consistent with the Company's regulatory plan. Total Company and subsidiaries' preferred stock dividend requirements were relatively unchanged from last year's level, taking into account $2.3 million of premiums paid on preferred stock redemptions during 1995.

CAPITAL RESOURCES AND LIQUIDITY

    We have significantly improved our financial position over the past five years. Cash generated from operations was 12% higher in 1996 than it was in 1991 due to higher revenues and aggressive cost controls. At the same time, our average return on common shareholders' equity improved from 9.9% in 1991 to 12.4% in 1996. By the end of 1996, we were serving about 63,000 more customers than we were five years ago, with approximately 2,200 fewer employees. As a result, our customer/employee ratio has increased by 61% over the past five years, standing at 259 customers per employee at the end of 1996, compared with 161 at the end of 1991. In addition, capital expenditures have dropped substantially during that period. Expenditures in 1996 were approximately 38% lower than they were in 1991, and annual depreciation charges have exceeded property additions since the end of 1987. In fact, our projections for the next five years indicate that annual depreciation charges will exceed construction expenditures (excluding nuclear fuel) by at least three to four times as a result of our reduced capital requirements and additional depreciation in accordance with our regulatory plans.

    Over the past five years, we have aggressively taken advantage of opportunities in the financial markets to reduce our average capital costs. Through refinancing activities, we have reduced the average cost of outstanding debt from 8.75% at the end of 1991 to 7.76% at the end of 1996. Our fixed charge coverage ratios and the percentage of common equity to total capitalization continue to improve. Our indenture ratio, which is used to determine the Company's ability to issue first mortgage bonds, improved from 4.24 at the end of 1991 to 6.48 at the end of 1996. Over the same period, our charter ratio--a measure of our ability to issue preferred stock--improved from 1.83 to 2.25, and, our common equity percentage of capitalization rose from 39% at the end of 1991 to about 45% at the end of 1996.

    Our cash requirements in 1997 for operating expenses, construction expenditures and scheduled debt maturities are expected to be met without issuing additional securities. During 1996, we reduced our total debt by approximately $380 million (excluding borrowings to fund the PNBV Capital Trust investment described in Note 3). We also have cash requirements of approximately $900 million for the 1997-2001 period ($164 million in 1997) to meet scheduled maturities of long-term debt and preferred stock--those requirements are expected to be met with internally generated cash.

    We had about $5 million of cash and temporary investments and $349 million of short-term indebtedness on December 31, 1996. Our borrowing capability included $27 million available under revolving lines of credit, and $16.5 million of bank facilities that provide for borrowings on a short-term basis at the banks' discretion.

    Our capital spending for the period 1997-2001 is expected to be about $600 million (excluding nuclear fuel), of which approximately $135 million applies to 1997. This spending level is nearly $400 million lower than actual capital outlays over the past five years.

    Investments for additional nuclear fuel during the 1997-2001 period are estimated to be approximately $194 million, of which about $45 million applies to 1997. During the same periods, our nuclear fuel investments are expected to be reduced by approximately $185 million and $43 million, respectively, as the nuclear fuel is consumed. Also, we have operating lease commitments (net of PNBV Capital Trust income) of approximately $424 million for the 1997-2001 period, of which approximately $75 million relates to 1997. We recover the cost of nuclear fuel consumed and operating leases through our electric rates.

    Reference is made to Note 1 for a discussion of regulatory assets. In accordance with our regulatory plans, electric rates include recovery of all regulatory assets, including accelerated recovery of those regulatory assets.

OUTLOOK

    We face many competitive challenges in the years ahead as the electric utility industry undergoes significant changes, including becoming less regulated and the entrance of more energy suppliers into the marketplace. Retail wheeling, which would allow retail customers to purchase electricity from other energy producers, will be one of those challenges, if legislators choose to move in that direction.

    In Ohio, the General Assembly has formed a 12-member, bipartisan committee to study electric utility deregulation. On December 3, 1996, Pennsylvania enacted "The Electricity Generation Customer Choice and Competition Act," under which residents of Pennsylvania, including customers of Penn Power, will be permitted to choose their electric generation supplier, while transmission and distribution services will continue to be supplied by their current providers. Customer choice will be phased in over three years, beginning in 1999, after a two year pilot program. The new Pennsylvania law also establishes procedures and standards for the recovery of stranded costs over an eight to nine-year period in the form of a transition charge on customer billings, and allows utilities to seek Pennsylvania Public Utility Commission (PPUC) approval to securitize, or refinance, stranded costs which have been determined by the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION (CONT.)


PPUC to be recoverable. This legislation continues to provide for cost recovery in a manner which meets the criteria for application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

    Our regulatory plans provide the foundation to position us to meet the challenges we are facing by significantly reducing fixed costs and lowering rates to a more competitive level. For the plans to succeed, it is imperative that we build on the success of our Performance Initiatives and Corporate Strategy programs and continue to find ways to increase revenues, reduce costs and enhance shareholder value.

    On September 13, 1996, we entered into an agreement to merge with Centerior Energy Corporation under a new holding company called FirstEnergy Corp. The merger is expected to produce $1 billion in savings during the first ten years of joint operations through the elimination of duplicative activities, improved operating efficiencies, lower capital expenditures, accelerated debt reduction, the coordination of the companies' work forces and enhanced purchasing power. A Registration Statement containing a joint proxy statement/prospectus was filed with the Securities and Exchange Commission and shareholders' meetings for the respective companies are scheduled to be held on March 27, 1997. We hope to receive all necessary regulatory approvals before the end of 1997.

    The merger is expected to help us achieve more effective operation of the nuclear facilities we jointly own. In 1995, we increased the annual funding for our nuclear decommissioning obligations. Also, the Financial Accounting Standards Board (FASB) issued a proposed accounting standard for nuclear decommissioning costs in February 1996. If the standard is adopted as proposed:
(1) annual provisions for decommissioning could increase; (2) the net present value of estimated decommissioning costs could be recorded as a liability; and
(3) income from the external decommissioning trusts could be reported as investment income. The FASB has indicated that it plans to issue a revised proposal or final accounting standard in 1997.

    The Clean Air Act Amendments of 1990, discussed in Note 6, require additional emission reductions by 2000. We are pursuing cost-effective compliance strategies for meeting the reduction requirements that begin in 2000.

    Regulatory assets on the Consolidated Balance Sheets are comprised of the following:

                                                             1996           1995

-----------------------------------------------------------------------------------
                                                              (In millions)

   Nuclear unit expenses                                $    733.4      $    758.4
   Customer receivables for future income taxes              523.0           559.7
   Sale and leaseback costs                                  220.8           231.5
   Loss on reacquired debt                                    95.8            96.7
   Employee postretirement benefit costs                      29.2            32.4
   Uncollectible customer accounts                            29.8            32.5
   Perry Unit 2 termination                                   40.4            39.6
   DOE decommissioning and
      decontamination costs                                   18.0            19.3
   Other                                                      12.7            16.4
-----------------------------------------------------------------------------------
      Total                                             $  1,703.1      $  1,786.5
-----------------------------------------------------------------------------------


2.  MERGER AGREEMENT:

    On September 13, 1996, the Company and Centerior Energy Corporation, an Ohio corporation, entered into an Agreement and Plan of Merger. Under the Merger Agreement, the Company and Centerior will form FirstEnergy Corp., a holding company which will directly hold all of the issued and outstanding common stock of the Company and all of the issued and outstanding common stock of Centerior's direct subsidiaries, which include among others, The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (Toledo). Penn Power will remain a wholly owned subsidiary of the Company. As a result of the Merger, the respective common stock shareholders of the Company and Centerior will own all of the outstanding shares of FirstEnergy Common Stock. All other classes of capital stock of the Company and its subsidiaries and of the subsidiaries of Centerior will be unaffected by the Merger and will remain outstanding.

    The Merger has been approved by the respective Boards of Directors of the Company and Centerior and is expected to close promptly after all of the conditions to the consummation of the Merger, including the receipt of all necessary regulatory approvals, are fulfilled or waived. An important condition already met was the PUCO's approval of FirstEnergy's Rate Reduction and Economic Development Plan for CEI and Toledo in January 1997. This regulatory plan, which is similar to the regulatory plan approved by the PUCO for the Company, provides for a $310 million reduction in base electric rates for CEI and Toledo in 2006. The plan also requires additional depreciation (or revaluation) of generating assets and additional amortization of regulatory assets of at least $2 billion more than the amounts that would have been recognized through December 31, 2005, without the plan, and limits annual earnings on common stock for CEI and Toledo. Shareholder meetings to vote on the Merger are scheduled to be held in March 1997. The receipt of all necessary regulatory approvals, including approvals from the FERC, the Securities and Exchange Commission and the Nuclear Regulatory Commission, are expected to take approximately 12 to 18 months from the date of the Merger Agreement.

3.  LEASES:

    The Companies lease a portion of their nuclear generating facilities, certain transmission facilities, office space and other property and equipment under cancelable and noncancelable leases.

    The Company sold portions of its ownership interests in Perry Unit 1 and Beaver Valley Unit 2 and entered into operating leases on the portions sold for basic lease terms of approximately 29 years. During the terms of the leases the Company continues to be responsible, to the extent of its combined ownership and leasehold interest, for costs associated with the units including construction expenditures, operation and maintenance expenses, insurance, nuclear fuel, property taxes and decommissioning. The basic rental payments are adjusted when applicable federal tax law changes. The Company has the right, at the end of the respective basic lease terms, to renew the leases for up to two years. The Company also has the right to purchase the facilities at the expiration of the basic lease term or renewal term (if elected) at a price equal to the fair market value of the facilities.

    OES Finance, Incorporated (OES Finance), a wholly owned subsidiary of the Company, maintains deposits pledged as collateral to secure reimbursement obligations relating to certain letters of credit supporting the Company's obligations to lessors under the Beaver Valley Unit 2 sale and leaseback arrangements. The deposits pledged to the financial institution providing those letters of credit are the sole property of OES Finance. In the event of liquidation, OES Finance, as a separate corporate entity, would have to satisfy its obligations to creditors before any of its assets could be made available to the Company as sole owner of OES Finance common stock.

    Consistent with the regulatory treatment, the rental payments for capital and operating leases are charged to operating expenses on the Consolidated Statements of Income. Such costs for the three years ended December 31, 1996, are summarized as follows:

                                  1996      1995      1994
--------------------------------------------------------------------------------
                                       (In millions)

Operating leases
   Interest element              $107.6    $104.6     $101.0
   Other                           18.3      13.9       14.5
Capital leases
   Interest element                 6.5       7.0        7.5
   Other                            6.3       6.6        7.0
--------------------------------------------------------------------------------
   Total rental payments         $138.7    $132.1     $130.0
--------------------------------------------------------------------------------


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